Exhibit 14.1

ASSURE HOLDINGS CORP.

CODE OF BUSINESS CONDUCT AND ETHICS

1.	Purpose of this Code

This Code of Business Conduct and Ethics (the “Code”) is intended to document the principles of conduct and ethics to be followed by Assure Holdings Corp. (“Assure” or the “Company”) employees, officers and directors. Its purpose is to:

●	Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
●	Promote avoidance of conflicts of interest, including disclosure to an appropriate person of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;
●	Promote full, fair, accurate, timely and understandable disclosure in reports and documents that Assure files with, or submits to, the securities regulators and in other public communications made by Assure;
●	Promote compliance with applicable governmental laws, rules and regulations;
●	Promote the prompt internal reporting to an appropriate person of violations of this Code;
●	Promote accountability for adherence to this Code;
●	Provide guidance to employees, officers and directors to help them recognize and deal with ethical issues;
●	Provide mechanisms to report unethical conduct; and
●	Help foster Assure’s culture of honesty and accountability.

The Company requires all its contractors, employees, officers and directors to be familiar with and adhere to this Code.   This Code has been adopted pursuant to U.S. and Canadian securities laws and stock exchange rules, including Item 406 of Regulation S-K and Section 5601 of the Nasdaq Listing Rules.

This code is not the exclusive source of guidance and information regarding the conduct of business. Assure expects compliance with applicable law and all other company policies and procedures that may apply, many of which supplement this Code by providing more detailed guidance.

Violations of this Code are grounds for disciplinary action up to and including immediate termination of employment and possible legal prosecution. Employees are expected to promptly report violations of the Code and assist and co-operate with audits and investigations related to the Code and other policies of the Company.

2.	Responsibility

This Code outlines a framework of guiding principles. As with any statement of policy, the exercise of judgment is required in determining the applicability of this Code to each individual situation.

It is the responsibility of every Assure employee, officer and director to read and understand the Code. Individuals must comply with the Code in both letter and spirit. Ignorance of the Code will not excuse individuals from its requirements.

Never engage in behavior that harms the reputation of Assure.

3.	Application and Monitoring

This Code applies to all directors, officers and employees of the Company and its subsidiaries (who are referred to collectively as “employees”).

Employees are expected to comply with all aspects of this Code and to support others in doing so.

Employees with executive or managerial responsibilities:

●	Must ensure that the Code is communicated to and understood by employees reporting to him or her; and
●	Are required to sign an annual acknowledgement of adherence to the Code.

In the event that an individual violates this Code, Company policies and procedures, or any of the laws that govern the Company’s business, the Company will take immediate and appropriate action up to and including termination of employment, claims for reimbursement of losses or damages and reference to criminal authorities.

The Code contains policy statements for key areas of business conduct. The Code addresses many of the issues of concern to the Company, but cannot be exhaustive. Employees are encouraged to seek guidance from management or legal advice from Company counsel on issues that are not fully addressed in the Code.

In some cases, lengthy policy statements have been condensed for easy reference. In other cases, more detailed guidelines or specific procedures are available from other sources as noted in the Code.

A request for a waiver of any provisions of the Code shall be in writing and shall be addressed to and reviewed by the Audit Committee. Any change in or waiver of the Code must however be approved by the Board.

4.	Compliance with Law

Each employee, officer and director must at all times comply fully with applicable laws and regulations, and should avoid any situation that could be perceived as improper, unethical or indicate a casual attitude towards compliance with the law.

No employee, officer or director shall commit or condone an illegal act or instruct another employee to do so.

No employee, officer or director shall create or condone the creation of a false record. No employee shall destroy or condone the destruction of a record, except in accordance with Company policies.

Employees, officers and directors are expected to be sufficiently familiar with any legislation or regulation that applies to their duties and shall recognize potential liabilities, seeking advice where appropriate.

Employees are encouraged to seek guidance from management or legal advice from Company counsel if they are unclear about laws or regulations relating to their work. In those circumstances where timely guidance or legal advice is not available, employees should conduct themselves in a manner which would permit full public disclosure.

5.	Conflicts of Interest

Employees, officers and directors of Assure shall avoid situations where their personal interest could, or could appear to, conflict with the interests of the Company and its shareholders. Conflicts of interest can arise where an individual’s position or responsibilities with the Company present an opportunity for personal gain apart from the normal rewards of employment, to the detriment of the Company. They can also arise where an employee’s, director’s or officer’s personal interests are inconsistent with those of the Company and create conflicting loyalties. Such conflicting loyalties can cause an employee, officer or director to give preference to personal interests in situations where corporate responsibilities should come first. Employees, officers and directors, shall perform the responsibilities of their positions on the basis of what is in the best interests of the Company and free from the influence of personal considerations and relationships.

Ownership or an ownership interest in a competing or complementary business might create, or appear to create, a conflict. Employees, directors and officers are therefore required to disclose, in writing, all business, commercial or financial interests or activities where these might reasonably be regarded as creating an actual or potential conflict with their duties as employees of the Company.

Officers and employees shall not accept an appointment to a board of directors, standing committee or similar body of a public or private company or organization (other than industry, professional, social, charitable, educational, religious or political organization) without prior approval of the Chief Executive Officer of the Company or the Board of Directors, as applicable, to ensure that no possible conflict of interest might results from the acceptance of such an appointment.

In the event that any potential conflict of interest arises and the individual involved is an employee of the Company, the individual involved must immediately notify their immediate supervisor and the Audit Committee. If such individual is a director of the Company, the Chairman of the Board of Directors or, in the absence of a Chair, all of the members of the Board of Directors must be immediately notified. If the conflicted individual is the Chair of the Board of Directors, then all of the members of the Board of Directors must be notified.

While it is not possible to detail every situation where conflicts of interest may arise, the following policies cover the areas that have the greatest potential for conflict:

●	Speculation in Company Securities and Use of Inside Information

There are numerous laws, rules and regulation, both federal, state and provincial, regulating transactions in corporate securities and the securities industry. Violation of these laws may lead to civil and criminal actions against the individual and the company involved. All employees, officers and directors will take all steps to be in compliance with such laws and in order to do so will adhere to the Company’s Communications and Corporate Disclosure Policy and Insider Trading Policy.

●	Personal Financial Interest

An employee shall not accept for themselves, or for the benefit of any relative or friend, any payments, loans, services, favors involving more than ordinary social amenity, or gifts of more than nominal value from any organization doing or seeking to do business with the Company, except in accordance with this Code and within normal business practices or in circumstances whereby such exceptions have been approved by the Audit Committee.

6.	Fraud and Bribery

The Company is committed to the highest level of honesty and integrity and therefore does not tolerate fraud or bribery.

Fraud can include a wide range of activities, such as falsifying books, records or timesheets, embezzlement, skimming and misappropriating the Company’s assets (including such things as proprietary information and corporate opportunities) for personal gain.

The Corruption of Foreign Public Officials Act (Canada) and Foreign Corrupt Practices Act of 1977 (U.S.) prohibit the bribing of government officials in order to obtain or retain business. Both contain definitions of bribes, and are broadly worded to capture any form of benefit or value that may be given to a government official for the official’s personal benefit. It can be a gift or actual payment, the offer of either a gift or payment or even an agreement to pay any loan, reward, advantage or benefit of any kind. Similarly both laws include a broad definition of government official, sweeping in even low-level employees at commercial ventures. And both laws prohibit paying indirectly when it is not permissible to pay directly, i.e. third-party intermediaries cannot be used to pay bribes.

There are serious criminal and civil consequences for fraud and bribery, including fines and imprisonment, and we consider fraud and the payment of bribes or other corrupt activity serious misconduct and are grounds for dismissal.

7.	Fair Dealing

Employees and directors should endeavor to deal fairly with Assure’s clients, service providers, suppliers, and employees. No employee or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair dealing practice.

8.	Dealing with Suppliers

The Company is a valuable customer for many suppliers of goods, services and facilities. People who want to do business, or to continue to do business, with the Company must understand that all purchases by the Company will be made exclusively on the basis of price, quality, service and suitability to the Company’s needs.

●	“Kickbacks” and Rebates

Purchases of goods and services by the Company must not lead to employees, officers or directors, or their families, receiving any type of personal kickbacks or rebates. Employees, officers or directors, or their families, must not accept any form of “under-the-table” payment.

●	Receipt of Gifts and Entertainment

Even when gifts and entertainment are exchanged out of the purest motives of personal friendship, they can be misunderstood. They can appear to be attempts to bribe the Company’s employees, officers or directors into directing business of the Company to a particular supplier. To avoid both the reality and the appearance of improper relations with suppliers or potential suppliers, the following standards will apply to the receipt of gifts and entertainment by employees, officers and directors of the Company:

o	Gifts

Employees, officers and directors are prohibited from soliciting gifts, gratuities, or any other personal benefit or favor of any kind from suppliers or potential suppliers. Gifts include not only merchandise and products but also personal services and tickets to sports or other events. The Company acknowledges however that as part of normal good business relationships, suppliers may offer tickets to sports and other events, meals and other forms of normal client development gifts or services. Employees, officers and directors are prohibited from accepting gifts of money.

Employees, officers and directors may accept unsolicited non-monetary gifts provided they are appropriate and customary client development gifts for the industry, are not reasonably considered extravagant for the employee, officer or director and does not violate any applicable law. Any gift falling outside of the above guidelines must be reported to the Company’s Audit Committee to determine whether it can be accepted.

o	Entertainment

Employees, officers and directors shall not encourage or solicit entertainment from any individual or company with whom the Company does business. Entertainment includes, but is not limited to, activities such as dining, attending, sporting or other special events and travel.

From time-to-time employees, officers and directors may accept unsolicited entertainment, but only under the following conditions:

◾	the entertainment occurs infrequently; and
◾	it arises out of the ordinary course of business.

Employees may provide reasonable entertainment for business purposes in accordance with local business practices. Entertainment provided should be of a nature that avoids embarrassment and would not reflect unfavorably on the Company or the recipient, if subjected to public scrutiny.

9.	Dealing with Public Officials

Domestic and foreign laws and regulations may require the Company to be in contact with public officials on a wide variety of matters. Employees, officers and directors who regularly make these contacts have special responsibilities for upholding the Company’s good name.

No employee shall make any form of payment, direct or indirect, to any public official as inducement to procuring or keeping business or having a law or regulation enacted, defeated, or violated.   For more information, see Section 6 - Fraud and Bribery.

When not prohibited by law, employees, officers and directors are allowed to give to public officials gifts where the presentation and acceptance of gifts is an established custom and a normal business practice. All such gifts shall be of reasonable value and the presentation approved in advance by the Company’s Chief Executive Officer. Moreover, such gifts must be presented in a manner that clearly identifies the Company and the occasion that warrants the presentation.

On special ceremonial occasions, senior officers of the Company may publicly give gifts of more than nominal value to public institutions and public bodies. Such gifts can commemorate special events or milestones in the Company’s history.

From time-to-time employees, officers and directors may entertain public officials, but only under the following conditions:

●	it is legal and permitted by the entity represented by the official;
●	the entertainment is not solicited by the public official;
●	the entertainment occurs infrequently;
●	it arises out of the ordinary course of business;
●	it does not involve lavish expenditures, considering the circumstances; and
●	the settings and types of entertainment are reasonable, appropriate and fitting to our employees, officers or directors, their guests, and the business at hand.

The Company may from time-to-time make donations to charities or non-governmental organizations that do-good work that benefit the community as a whole or to particular institutions such as a school, college or university. Such donations require prior Board approval if above $10,000.

Any political contribution, whether by the Company or by an employee, must comply with provincial, state and federal campaign finance laws, including the prohibition of using employees to circumvent limits on corporate donations. The Company will not reimburse employees’ personal political contributions. Such political contributions require prior Board approval if above $10,000.

10.	Equal Opportunity

There shall be no discrimination against any employee or applicant because of race, religion, color, sex, sexual orientation, age, national or ethnic origin, or physical handicap (unless demands of the position are prohibitive). All employees, officers and directors will be treated with equality during their employment without regard to their race, religion, color, sex, sexual orientation, age, national or ethnic origin, or physical handicap, in all matters, including employment, upgrading, promotion, transfer, layoff, termination, rates of pay, selection for training and recruitment. The Company will maintain a work environment free of discriminatory practice of any kind.

No employee shall have any authority to engage in any action or course of conduct or to condone any action or course of conduct by any other person which shall in any manner, directly or indirectly, discriminate or result in discrimination in the course of one’s employment, termination of employment, or any related matter where such discrimination is, directly or indirectly, based upon race, religion, color, sex, sexual orientation, age, national or ethnic origin, or physical handicap.

11.	Safety, Environmental, and Social Responsibility

The Company recognizes and believes that its operations should be designed and managed to protect the natural surroundings, provide a safe and healthy work environment, and permit the responsible and cost-effective extraction of natural resources. The Company intends to comply with all applicable legislation and regulations and to match industry best practices in its operations.

Specifically, the Company will:

●	Include safety, environmental, and social responsibility considerations in its business decisions and practices;
●	Provide a safe and healthy workplace for its contractors and employees;
●	Strive to use resources efficiently in its operations and dispose of wastes using generally accepted processes and in approved facilities;
●	Make every effort to minimize the impact of its operations on the environment and reclaim disturbed areas on a planned and timely basis;
●	Work actively with Governments and the public to find reasonable solutions to environmental problems and develop sound environmental standards.

The Company will implement these standards by developing and maintaining management systems and procedures designed to:

●	Provide employees with the necessary guidelines and training;
●	Require contractors and employees to abide by this policy, follow procedures and be accountable for their actions and set goals by which to measure their performance.

12.	Use of Agents and Non-Employees, Officers and Directors

Agents or other non-employees cannot be used to circumvent the law. Employees, officers and directors will not retain agents or other representatives to engage in practices that run contrary to this Code.

13.	Employee Relations

Assure believes that a strong, enthusiastic workforce is critical to its success.  The Company strives to ensure that all employees and contractors are treated fairly and recognize that the work conditions of Assure’s employees, their wages and their job satisfaction have deep impacts not only on the employees themselves, but also on their families, the communities in which they live and on the environment.  As such, Assure believes that it is in the best interest of all parties to work together in a respectful and understanding manner and Assure is committed to providing an environment that is frank and open and provides equal opportunities to its employees.

Directors, officers and employees will:

●	treat each other and members of the community in which the Company operates with respect and courtesy; and
●	keep the workplace free from harassment.

Assure does not condone the use of factors such as race, religion, age, color, cultural and socioeconomic background, gender, sexual orientation or ethnicity as the basis for decisions related to hiring, promotions, pay or terminations, nor should directors, officers or employees allow physical disabilities to form the basis of work-related decisions, unless the disability interferes with a person’s ability to perform a job in a safe and effective manner and the disability cannot reasonably be accommodated.

14.	Employee Harassment or Discrimination

The Company is committed to providing a workplace free of harassment and this is broadly defined to include sexual harassment.

Harassment includes, but is not limited to, the following: slurs, jokes, statements, gestures, assaults, pictures, drawings, or cartoons, based upon an employee's sex, race, color, national origin, religion, age, physical disability, mental disability, medical condition, ancestry, marital status, sexual orientation, family care or medical leave status, veteran status, or any other basis protected by federal or state laws.

Sexually harassing conduct in particular may include all of these prohibited actions, as well as other unwelcome conduct, such as requests for sexual favors, conversation containing sexual comments, sending messages via electronic means such as emails, and other unwelcome sexual advances. Sexually harassing conduct can be by a person of either the same or opposite sex.

Similarly, the Company will not tolerate harassment of contractors’ employees with whom the Company has a business, service, or professional relationship.

15.	Prohibited Substances

The Company has a policy of “zero tolerance” as it relates to the use of prohibited substances.

The Company believes that its operations should provide a safe and healthy work environment for its employees. As such, the Company recognizes that substance abuse or the use of illicit drugs and the inappropriate use of alcohol, medications or certain banned substances can have serious adverse effects on the well-being of employees and their performance at work where safety is of the utmost importance. Substance abuse in the workplace can also cause several other work-related problems, including absenteeism and tardiness, substandard job performance, increased workload for coworkers or behavior that impacts other employees.

16.	Company Records, Control Systems and Financial Reporting

The Company’s record keeping and control systems are critical components of our business and the integrity of such systems must be maintained at all times.

The Company will maintain the integrity of records and financial reporting. All assets, liabilities and transactions must be accurately and completely reported in the books and supported by necessary documentation in accordance with generally accepted accounting principles, including international financial reporting standards. No one will ever consider concealing or falsifying any records or manipulating or destroying records for the purpose of impeding or obstructing any investigation undertaken by the Company or a governmental body. No employee would ever act in a way that might fraudulently influence or mislead anyone engaged in the performance of an audit of the Company’s financial statements.

We understand that the integrity of records is critical, and we will develop a records management policy and records retention policy.

Customers, investors and the public should have such information about the Company as is necessary for them to judge adequately the Company and its activities. The Company therefore believes in full, accurate, timely and understandable reporting to regulatory agencies as required by law.

Employees must provide prompt, accurate answers to inquiries from regulatory agencies related to the Company’s public disclosure requirements.

If any employee, officer or director of the Company has concerns or complaints regarding accounting or auditing issues, he or she is encouraged to submit those concerns under the Company’s Whistle Blower Policy.

17.	Use of Corporate Assets

Proper use of Company property is everyone’s responsibility.  All employees have an obligation to protect the Company's assets and ensure their efficient and careful use.

Assure’s property includes real and tangible items such as land, buildings, furniture, fixtures, equipment, supplies, and vehicles, and also includes intangible items such as data, computer systems, reports, information, patents, trademarks, copyrights, logos, name, goodwill, opportunity and reputation.

Employees cannot appropriate a corporate opportunity or corporate property, arising out of their relationship with the Company, for their own personal benefit.

Theft, carelessness and waste have a direct impact on the Company’s financial performance.  Report any suspected incident of fraud or theft to any member of management, including the Chief Executive Officer.

E-mail systems and internet services are provided to assist employees in the performance of their duties.  Incidental or occasional personal use is permitted, but never for personal gain or improper purpose.  As email may not be entirely secure, employees must exercise caution and etiquette when sending email correspondence.  Employees’ messages (including voice mail), computer information and communication records are considered property of the Company and employees should not have any expectation of privacy. Unless prohibited by law, the Company reserves the right to access and disclose this information as necessary for business purposes.

Never borrow or remove Company property without management's permission.

Exercise prudence and good judgment when incurring and approving business expenses and ensure that such expenses are reasonable, bona fide and appropriate and serve Assure’s business interests.

Never use Assure’s assets in an illegal or improper manner or for an illegal or improper purpose.

18.	Confidential or Proprietary Information

The Company’s records, reports, papers, processes and plans are proprietary and confidential. Employees are prohibited from revealing information concerning such matters without proper authorization. This does not apply to information that is in the public record.

Proprietary information developed by or acquired by the Company, including trade secrets and other technical, financial and business information, is a valuable asset that must be kept confidential and protected against theft, loss or misuse. Confidential or proprietary information must never be used for personal gain.

Confidential information acquired from third parties pursuant to a confidentiality agreement must be used for authorized purposes only. Conversely, the disclosure of proprietary information to third parties must be made subject to the completion of a confidentiality agreement restricting the recipient from disclosing or using the information in an unauthorized manner.

The Company retains the exclusive proprietary right to any information developed by employees in the course of their employment with the Company. Examples may include inventions, designs, discoveries or the development of particular software.

The foregoing obligations of confidentiality are subject to applicable whistleblower laws, which protect your right to provide information to governmental and regulatory authorities. You are not required to seek the Company’s permission or notify the Company of any communications made in compliance with applicable whistleblower laws, and the Company will not consider such communications to violate this or any other Company policy or any agreement between you and the Company.

Further guidance is provided in the Company’s Communications and Corporate Disclosure Policy.

19.	Company Information Systems

The Company’s computer and information systems are valuable assets of the Company. The Company therefore has a policy intended to protect the integrity of systems and data.

Company employees must adhere to the following policy when conducting business on the wide range of information systems the Company uses, e.g. voice mail, email, the Internet, facsimile and others:

●	Employees are responsible for protecting and maintaining the confidentiality of Company information, which is communicated and stored using these systems.
●	Employees have access to Company information systems to assist them in performing their jobs. Personal use should be avoided.
●	All software used on Company computers must be properly licensed. Employees who illegally copy software in the course of their employment expose not only themselves, but also the Company to potential significant liability as an employer may be held liable for the actions of its employees.
●	Employees are not permitted to load software onto computers provided by the Company without permission of the Chief Financial Officer of the Company.
●	Messages created, sent and received and stored on the email system are considered Company property. The Company reserves the right to access messages although it is not Company policy to indiscriminately access such messages.
●	Offensive material, e.g. pornography, hate literature, etc., is not permitted on Company systems.
●	Sensitive transactions must not be conducted electronically unless an appropriate level of security is used to protect the confidentiality of the material.

The Company provides computers and other office equipment for the use of employees for doing their work assignments. The Company also provides employees with access to the Company computer server and the Internet. The Company makes it perfectly clear that these devices are provided to employees to enhance their capabilities at work and for the purpose of assisting employees to be more efficient so that the Company can be more competitive. These devices are supplied to employees on the understanding that they will be used for business purposes only and that no other purpose is intended for these devices.

20.	Insider Trading in Shares of the Company

The Company has adopted an Insider Trading Policy, which applies to the Company’s employees, officers and directors.

21.	Communication with the Media and Other Members of the Public

The Company is committed to ensuring that disclosure made by the Company to its shareholders and to the public in general, and in reports and documents it files with appropriate securities commissions, (i) is made in a timely manner, (ii) is full, fair, accurate and understandable, and (iii) is broadly disseminated in accordance with all applicable legal and regulatory requirements.

Further guidance is provided in the Company’s Communications and Corporate Disclosure Policy and Insider Trading Policy.

22.	Duties with Respect to Reporting

Directors, officers and employees have a responsibility to immediately report to management any activity that:

o	he or she believes contravenes the law;
o	represents a breach of this Code;
o	represents a misuse of our funds or assets; or
o	represents a danger to the health and safety of our employees, contractors or public, or to the environment;

and are also responsible for helping to identify and raise potential issues before they arise.

Anyone who becomes aware of any existing or potential violation of this Code should promptly notify his or her supervisor.  If reporting to your supervisor is not practical or if this does not resolve the issue, employees may take their concern to the Chief Financial Officer or Chair of the Audit Committee (see below for details)

All reports made under this Code will be treated in confidence and involve only those individuals necessary to conduct an investigation into the matter.

Retaliation in any form against an individual who reports a violation of this Code or of law in good faith, or who assists in the investigation of a reported violation, is itself a serious violation of this Code. Acts of retaliation should be reported immediately to your supervisor or management and will be disciplined appropriately.

The Chief Financial Officer and the Nomination and Corporate Governance Committee will retain, on a confidential basis, any complaints received for a period of six years.

E-mail: xxxxxx
John Price Chief Financial Officer E-mail: john.price@assureiom.com	Martin Burian Nomination and Corporate Governance Committee Chair E-mail: martin.burian@assureiom.com

Assure Holdings Corp. reserves the right to modify or amend this Code at any time as it may deem necessary.

23.	Amendment, Modification and Waiver

The Nomination and Corporate Governance Committee will review this Code annually and make a recommendation of proposed changes, if any, to the Board of Directors. This Code may be amended, modified or waived by the Board of Directors and certain waivers may also be granted by the Audit Committee. Any waiver of this Code for executive officers or directors must be approved by the Board of Directors and promptly disclosed pursuant to applicable securities laws and the rules of stock exchanges on which the Company is listed.

Employees, officers and directors will be fully informed of any material revisions to the Code.

Effective as of August 11, 2021.

COMPLIANCE CERTIFICATE

I have read and understand the Assure Holdings Corp. Code of Business Conduct and Ethics (the "Code"). I will adhere in all respects to the ethical standards described in this Code. I further confirm my understanding that any violation of this Code will subject me to appropriate disciplinary action, which may include reprimand, suspension, or discharge. Execution of this certificate does not constitute a waiver of any other rights I may have by law or contract.

I have not violated the provisions of this Code and am not aware of any violations of the Code as of the date hereof.

Date: _____________________ By: ______________________________

(Signature)

Name:

(please print)

Job Title: